Exhibit 10.3

ROYALTY AGREEMENT

This ROYALTY AGREEMENT (“Agreement”) is made and entered into this 29th day of June, 2015, by and among G. Randall & Sons, Inc., a California Corporation (hereinafter “GR&S”), and FBEC Worldwide Inc., a Wyoming Corporation (hereinafter “FBEC”), .

W I T N E S S E T H:

WHEREAS, GR&S sold certain Intellectual Property to FBEC as described in the Intellectual property Purchase Agreement dated June 29, 2015; and

WHEREAS, in consideration for the covenants and the payments to be provided for herein, GR&S seeks a Royalty for sales of the “IP” as described above.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and after good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following definitions shall apply:

1.1 Affiliate. The term “Affiliate” shall have the same meaning as such term has in the Securities and Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

1.2 Net Product Sales. The term “Net Product Sales” shall mean all monetary compensation received from the sale of products and services, whether for cash or credit and regardless of collection in the case of credit, reduced by (i) discounts, rebates and complimentary beverages, (ii) returns and exchanges, (iii) sales and other taxes and surcharges collected for transmittal to taxing authorities and (iv) revenue from catering activities done for charitable, marketing or community involvement purposes.

1.3 Proprietary Marks. The term “Proprietary Marks” shall mean, collectively and individually, Federal Trademark/Service; and all other copyrights, trademarks, trade names, service marks, logos, emblems and other indicia of origin used to identify the System; together with all goodwill associated with all of the foregoing.

ARTICLE II

TRANSFER OF SYSTEM

2.1 Transfer of System. GR&S hereby assigns, transfers and conveys outright and absolutely to FBEC all ownership, right, title and interest in and to the System and the Proprietary Marks and all elements, characteristics and property thereof, and all goodwill associated therewith, free and clear of any lien, claim, encumbrance or retained interest whatsoever, subject to and except only the following:

(a) FBEC’s rights to blending the formulation as described within the Intellectual Property Purchase Agreement, unless GR&S ceases doing business, or are disabled in being able to blend the said formula.

2.3 Limitation. Notwithstanding the foregoing, GR&S shall not use the Proprietary Marks in connection with any product or service related to FBEC and this formula.

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ARTICLE III

ROYALTIES

3.1 Royalties. For each product sold using the formulation as described within the Intellectual Property Purchase Agreement dated June 29, 2015, FBEC shall pay to GR&S a quarterly royalty fee during the term of this Agreement in the amount of 2.5% of Net Sales.

COVENANTS OF OUTBACK ENTITIES

The parties covenant and agree with as follows:

4.1 Development of Product. FBEC shall use its best reasonable efforts to successfully promote and develop the sales of the product, by itself and through licensees and franchisees, as FBEC deems prudent, in its sole discretion.

4.2 Payments of Royalties. FBEC shall use its best reasonable efforts to maximize the Net Sales of each product and shall promptly pay or cause to be paid to GR&S the royalties provided for in Article III.

4.3 Improvement of System. FBEC shall use its best reasonable efforts to modify and improve the System and to protect and defend the Proprietary Marks; provided, however, nothing contained herein shall be construed as obligating FBEC to initiate any legal action against any particular infringer of any Proprietary Mark. All improvements, modifications and changes to the System or any element thereof shall be the sole and exclusive property of FBEC.

4.4 Obligations. FBEC and GR&S shall fully perform all obligations under this Agreement, the Intellectual Property Purchase Agreement and the Consulting Agreement, and FBEC will comply with all terms thereof.

4.5 Accounting and Records.

(a) Monthly Reporting. FBEC shall maintain during the term of this Agreement, and shall preserve for at least five (5) years from the dates of their preparation, full, complete, and accurate books, records, and accounts prepared in accordance with generally accepted accounting principles and in sufficient detail to document the calculation of royalties hereunder.

(b) Monthly Reports. FBEC shall submit to GR&S no later than the tenth (10th) day of each month during the term of this Agreement, a remittance report accurately reflecting all Net Sales and Net Product Sales during the preceding calendar month and such other data or information as GR&S may reasonably request. In addition, and without limiting the foregoing, FBEC shall submit a quarterly and fiscal year-to-date profit and loss statement (which may be unaudited) for FBEC, and shall submit copies of all state sales tax returns for FBEC.

(c) Quarterly Reports. FBEC shall submit to GR&S a quarterly balance sheet (which may be unaudited) within thirty (30) days after the end of each quarter of the fiscal year of the FBEC. Each such statement shall be signed by FBEC or by FBEC’s treasurer or chief financial officer attesting that it is true and correct.

(d) Annual Reports. FBEC shall submit to GR&S complete audited annual financial statements of FBEC prepared by an independent certified public accountant satisfactory to GR&S, within ninety (90) days after the end of each fiscal year of FBEC, showing the results of operations of FBEC during said fiscal year. Such statements shall include, at a minimum, a balance sheet, profit and loss statement and statement of sources and uses of funds.

(e) Additional Reports. FBEC shall submit to GR&S, for review or auditing, such other forms, reports, records, information, and data as GR&S may reasonably request in order to verify the calculation of royalties payable pursuant to this Agreement.

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(f) Inspection Rights. GR&S or its designated agents shall have the right at all reasonable times to examine and copy, at GR&S’s expense, the books, records, and tax returns of FBEC. GR&S shall also have the right, at any time, to have an independent audit made of the books of FBEC. If an inspection should reveal that any payments have been understated in any report to GR&S, then FBEC shall immediately pay to GR&S the amount understated upon demand, in addition to interest from the date such amount was due until paid, at the rate of ten percent (10%) per annum, or the maximum rate permitted by law, whichever is less. If an inspection discloses an understatement in any report of five percent (5%) or more, FBEC shall pay interest at the rate of eighteen percent (18%) per annum or the maximum rate permitted by law, whichever is less, and in addition, shall reimburse GR&S for any and all costs and expenses connected with the inspection (including, without limitation, travel, lodging and wages expenses and reasonable accounting and legal costs). The foregoing remedies shall be in addition to any other remedies GR&S may have.

(g) Expenses. All reports, forms and other information required by this Section 4.5 shall be prepared at FBEC’s expense and shall be submitted to GR&S at the address indicated in Section 10.4 hereof.

4.6 Non-Competition. Each covenants that, except as otherwise approved in writing by FBEC, GR&S shall not, during the term of this Agreement, directly or indirectly, for itself or through, on behalf of, or in conjunction with any person, persons, partnership, limited liability company, corporation or any other entity, own, maintain, operate, engage in, license, franchise, be employed by or have any interest in, any beverage company utilizing any material proprietary component, element or property of the System for which royalties are paid hereunder.

4.7 Right of First Refusal.

(a) Restriction. FBEC hereby covenants and agrees to that it shall not, directly or indirectly, in any manner whatsoever, transfer or offer to transfer the System (hereinafter referred to as a “Transfer”), except in accordance with the provisions of this Section 4.7. Any purported Transfer, no matter how effected, which does not comply with the terms, conditions and procedures of this Section 4.7 shall be null and void and shall transfer no interest in the System. This Section 4.7 shall not apply to the grant in the ordinary course of business .

(b) Termination of Restrictions. Notwithstanding any contrary provision hereof, the restrictions on Transfer and rights of first refusal contained in this Section 4.7 shall terminate and thereafter be forever null and void if at any time on or before June 29. 2020.

(c) Right of First Refusal. In the event any Transfer of the System ( by FBEC or its Affiliates) or a majority of the vote or value of the capital stock of FBEC, to any person or entity, the Transferor shall, prior to any such Transfer, give GR&S written notice of such desire (“Notice of Transfer”), which notice shall specify the property to be transferred (“Property”), the identity of the proposed transferee, and the purchase price, including payment terms and the treatment of liabilities related to the Property (“Purchase Price”). Any purported Notice of Transfer that does not comply with the requirements of this subsection (c) shall be null and void and of no effect hereunder. Upon receipt of a proper Notice of Transfer, GR&S shall thereupon have the right to acquire all, but not less than all, of the Property specified in the Notice of Transfer on terms identical to the Purchase Price. In the event the Purchase Price contains terms which GR&S cannot reasonably duplicate, GR&S shall have the right to substitute the reasonable cash equivalent thereof.

GR&S shall exercise the right of first refusal contained herein by giving written notice thereof (“Notice of Election”) to the Transferor within thirty-five (35) days of the date of the Notice of Transfer. In the event GR&S fails to give a Notice of Election to the Transferor within the thirty-five (35) day period, the purchase option contained herein shall lapse, and, if so requested by the Transferor, GR&S shall give an affirmative written statement of non-exercise of the right of first refusal within five (5) days of request by the Transferor.

The closing for any purchase hereunder shall be consummated and closed in FBEC’s principal office on a date and at a time designated by GR&S in a notice to the Transferor, provided such consummation and closing date shall occur within ninety (90) days from the date of the Notice of Election. At such closing the Transferor shall execute and deliver all documents and instruments as are necessary and appropriate, in the opinion of counsel for GR&S, to effectuate the transfer of the Property to GR&S in accordance with the terms of the Notice of Transfer, and GR&S shall deliver the Purchase Price.

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(d) Limitation.  None

(e) Transfer Permitted After Failure to Elect. In the event GR&S does not elect pursuant to subsection (c) to exercise the purchase option specified therein, or in the event the closing for any purchase pursuant to subsection (c) does not occur within the time limits specified therein, then the Transferor shall be free to transfer the Property as was specified in the Notice of Transfer to the person or entity identified in the Notice of Transfer in exchange for the exact Purchase Price as was specified in the Notice of Transfer; provided, however, that the closing and consummation of such transfer shall occur on or before the earlier of (i) sixty (60) days from the date of the Notice of Transfer if no Notice of Election was given; or (ii) one hundred twenty (120) days from the date of the Notice of Election; and provided further that such transfer must comply with all other requirements of this Section 4.7. In the event such transfer is not so closed and consummated within such period, the purchase option granted to GR&S in subsection (c) shall again be exercisable and the Transferor shall make no Transfer of the Property, or any right, title or interest therein, until he has again complied with all terms and provisions of this Section 4.7. In the event GR&S does not elect pursuant to Section 4.7 to exercise the purchase option contained therein and the Transferor makes a permitted Transfer in compliance with the terms and provisions of this Section 4.7, then the person or entity to whom such Property is transferred shall, as a condition to such transfer, agree in writing to be bound by all terms and provisions of this Agreement.

(f) Effect of Transfer. Notwithstanding any Transfer of the System or any portion thereof, unless GR&S (or any Permitted Successor entitled to royalties hereunder at the time of such transfer) otherwise agrees in writing, no Transfer shall relieve Outback, FBEC or any other transferring person or entity from any liability to pay royalties hereunder, which liabilities and obligations shall be joint and several as to such parties; and, unless otherwise so agreed by GR&S or its Permitted Successor, all transferees of the System shall be and remain jointly and severally liable for the payment of such royalties and the performance of such liabilities and obligations hereunder.

ARTICLE V

COVENANTS OF GR&S

5.1 Non-Disclosure; Non-Solicitation. Except as required by law or as necessary to protect its interests in legal proceedings involving the parties to this Agreement or thired parties, at no time during the term of this Agreement, or at any time thereafter, shall any GR&S, individually or jointly with others, for the benefit of any GR&S or any third party, publish, disclose, use, or authorize anyone else to publish, disclose, or use, any secret or confidential material or information relating to any aspect of the business or operations of FBEC, the System or the Formula, including, without limitation, any secret or confidential information relating to the business, customers, trade or industrial practices, trade secrets, technology, recipes or know-how of FBEC, its Affiliates or the System. Moreover, during the term of this Agreement and for a period of two (2) years thereafter, no GR&S shall offer employment to any then-current employee of any of FBEC, its Affiliates or licensees (other than a GR&S), or otherwise solicit or induce any employee of any of FBEC, its Affiliates or licensees to terminate their employment, nor shall any GR&S act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, owner or part owner, or in any other capacity, for any person or entity which solicits or otherwise induces any employee of any of FBEC, its Affiliates or licensees (other than a GR&S) to terminate their employment.

5.2 Competition. Each GR&S covenants to FBEC that, except for the Formula owned by FBEC, and except as otherwise approved in writing by FBEC, each shall not, during the term of this Agreement and for a continuous uninterrupted period commencing upon the expiration or termination of this Agreement, and continuing for two (2) years thereafter, directly or indirectly, for themselves, or through, on behalf of, or in conjunction with any person, persons, partnership or corporation, own, maintain, operate, engage in, be employed by, or have any interest in, or lend any assistance to, any business; provided, however, that during the term of this Agreement the foregoing geographic limitation shall apply whereas GR&S shall be prohibited from such ownership and/or activity regardless of whether such other business globally.

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This section shall not apply to ownership by GR&S of less than one percent (1%) beneficial interest in the outstanding equity securities of any corporation required to file periodic reports under the Securities Exchange Act of 1934, as amended.

5.3 Independent Covenants. The parties agree that each of the foregoing covenants shall be construed as independent of any other covenant or provision of this Agreement. If all or any portion of a covenant in this Article V is held unreasonable or unenforceable by a court or agency having valid jurisdiction in an unappealed final decision to which FBEC is a party, each GR&S expressly agrees to be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant were separately stated in and made a part of this Article V.

5.4 Modification. Each GR&S understands and acknowledges that FBEC shall have the right, in its sole discretion, to reduce the scope of any covenant set forth in Sections 5.1 and 5.2 of this Agreement, or any portion thereof, effective immediately upon receipt of written notice thereof; and each GR&S agrees that it shall comply forthwith with any covenant as so modified, which shall be fully enforceable against such GR&S.

5.5 Claims Not a Defense.  None

5.6 Reasonableness of Restrictions; Reformation; Enforcement. Each GR&S recognizes and acknowledges that the geographical and time limitations contained in this Article V are reasonable and properly required for the adequate protection of FBEC and the System. It is agreed by each GR&S that if any portion of the restrictions contained in this Article V be unreasonable, arbitrary or against public policy, then the restrictions shall be considered divisible, both as to the time and to the geographical area, with each month of the specified period being deemed a separate period of time and each radius mile of the restricted territory being deemed a separate geographical area, so that the lesser period of time or geographical area shall remain effective so long as the same is not unreasonable, arbitrary or against public policy. The parties hereto agree that in the event any court of competent jurisdiction determines the specified period or the specified geographical area of the restricted territory to be unreasonable, arbitrary, or against public policy, a lesser time period or geographical area which is determined to be reasonable, non-arbitrary, and not against public policy may be enforced against each GR&S. If GR&S shall violate any of the covenants contained herein and if any court action is instituted by FBEC to prevent or enjoin such violation, then the period of time during which the covenants of this Article V shall apply, as provided in this Agreement, shall be lengthened by a period of time equal to the period between the date of the breach of the terms or covenants contained in this Agreement and the date on which the decree of the court disposing of the issues upon the merits shall become final and not subject to further appeal.

5.7 Specific Performance. GR&S agrees that a breach of any of the covenants contained in this Article V will cause irreparable injury to FBEC for which the remedy at law will be inadequate and would be difficult to ascertain and therefore, in the event of the breach or threatened breach of any such covenants, FBEC shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to obtain an injunction to restrain such GR&S from any threatened or actual activities in violation of any such covenants. Each GR&S hereby consents and agrees that temporary and permanent injunctive relief may be granted in any proceedings which might be brought to enforce any such covenants without the necessity of proof of actual damages, and in the event FBEC does apply for such an injunction, the Carrabba Entities shall not raise as a defense thereto that FBEC has an adequate remedy at law.

5.8 Personnel. GR&S shall require and obtain execution of covenants similar to those set forth in this Article V (including covenants applicable during the term of a person’s relationship with them and for two years after termination of such relationship) from any or all of the principals of FBEC. Section 5.8 shall be in a form reasonably satisfactory to FBEC, including, without limitation, specific identification of FBEC as a third-party beneficiary of such covenants with the independent right to enforce them. Failure by GR&S to obtain execution of a covenant required by this Section 5.8 shall constitute a default under this Agreement. Nothing contained in this Section 5.8 shall be construed as a guarantee by GR&S of the enforceability of such covenants of such personnel.

5.9 Ownership of Improvements. GR&S acknowledges and agrees that any and all improvements, modifications or additions to the System developed by GR&S (or their employees) shall constitute part of the System and shall be the sole and exclusive property of FBEC.

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ARTICLE VI

RESTRICTIONS ON TRANSFER

6.1 Restriction Against Transfer. GR&S shall not, directly or indirectly, in any manner whatsoever, transfer or encumber, or offer to transfer or encumber (hereinafter referred to as “Transfer”) any of its interest in the royalties provided for in Article III hereof, or any right, title or interest therein, whether now owned or hereafter acquired (“Royalty Interest”), except in accordance with the provisions of this Article VI.

Any purported Transfer, no matter how effected, which does not comply with the terms, conditions and procedures of this Agreement shall be null and void and shall transfer no interest in the Royalty Interest, but such non-complying purported Transfer shall not relieve FBEC of any of its obligations under this Agreement.

For purposes of this Agreement, a Transfer of a Royalty Interest shall include any issuance, disposition or encumbrance, of any shares of any class of capital stock of GR&S or other ownership or voting interest in GR&S, and all provisions of this Article VI shall apply to any such disposition or encumbrance.

6.2 Transferees Bound. Any permitted transferee or assignee to whom a Royalty Interest (or capital stock or other ownership or voting interest in GR&S or any successor to GR&S) may be transferred under the terms of this Agreement who is not at the time of such transfer a party to this Agreement shall take such Royalty Interest subject to all of the terms and conditions of this Agreement and shall not be considered to have title to such Royalty Interest until the transferee or assignee shall have accepted and assumed the terms and conditions of this Agreement by a written agreement to that effect.

6.3 Transfers Subject to Rights of First Refusal. In the event GR&S, or any shareholder of GR&S, (“Transferor”) desires to Transfer all or any part of its Royalty Interest or (i) in the case of GR&S, issue additional shares of capital stock, or (ii) in the case of a shareholder of GR&S, Transfer capital stock or other ownership or voting interest in GR&S to any person or entity, the Transferor shall, prior to any such Transfer, give FBEC written notice of such desire (“Notice of Transfer”), which notice shall specify the Royalty Interest (or capital stock in GR&S) to be transferred or issued, the identity of the proposed transferee, the purchase price for the Royalty Interest (or capital stock of GR&S, as the case may be), and the terms for payment of the purchase price, (“Purchase Price”). Any purported Notice of Transfer that does not comply with the requirements of this Section shall be null and void and of no effect hereunder. Upon receipt of a proper Notice of Transfer, FBEC shall thereupon have the right to acquire the Transferor’s entire Royalty Interest (or entire capital stock in GR&S, as the case may be), or such portion thereof as is specified in the Notice of Transfer, on terms identical to the Purchase Price or proportionately identical if FBEC elects to purchase the entire Royalty Interest (or entire capital stock, as the case may be) of the Transferor. In the event the Purchase Price contains terms which FBEC cannot reasonably duplicate, FBEC shall have the right to substitute the reasonable cash equivalent thereof.

FBEC shall exercise the right of first refusal contained herein by giving written notice thereof (“Notice of Election”) to the Transferor within thirty-five (35) days of the date of the Notice of Transfer. The Notice of Election shall specify whether FBEC elects to purchase the entire Royalty Interest (or entire capital stock, as the case may be) of the Transferor, or, if less, the portion thereof specified in the Notice of Transfer. In the event FBEC fails to give a Notice of Election to the Transferor within the thirty-five (35) day period, the purchase option contained herein shall lapse, and, if so requested by the Transferor, FBEC shall give an affirmative written statement of non-exercise of the right of first refusal within five (5) days of request by the Transferor.

The closing for any purchase hereunder shall be consummated and closed in FBEC’s principal office on a date and at a time designated by FBEC in a notice to the Transferor, provided such consummation and closing date shall occur within ninety (90) days from the date of the Notice of Election. At such closing the Transferor shall execute and deliver all documents and instruments as are necessary and appropriate, in the opinion of counsel for FBEC, to effectuate the transfer of the Transferor’s Royalty Interest (or capital stock of GR&S, as the case may be) to FBEC in accordance with the terms of the Notice of Transfer and FBEC shall deliver the Purchase Price.

6.4 Limitation. Notwithstanding any other provision of this Agreement, shares of stock of GR&S or interests in royalty payments hereunder may be transferred or assigned under the following circumstances, without giving rise to any right of first refusal under Section 6.3:

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(a) GR&S may transfer or assign its interest in royalty payments hereunder, or any portion thereof, to any organization, association or other entity (a “Successor”), so long as the capital stock of or other equity interests in such Successor are held only by or for the account of any one or more of the Carrabba Entities, or any other person or entity that would be permitted to own stock of or equity interests in GR&S or a Permitted Successor pursuant to clauses (b) and (c) below, or any coGR&Snation of the foregoing persons (all such Successors referred to collectively as “Permitted Successors”), provided that in each case the transferee of such interest shall be subject to the same restrictions on further transfer as are contained in this Article VI including exceptions from such restrictions pursuant to this Section 6.4), and provided, further, that for a period of five (5) years from the date of this Agreement following each such transfer, Johnny Carrabba or Damian Mandola, if both are then alive, shall have the exclusive right to vote a number of shares of stock of GR&S and any Permitted Successor sufficient to elect their entire Board of Directors and to exclusively determine all matters submitted to shareholder vote;

(b) In addition to transfers permitted by sections (a) or (c), shares of stock of, or other equity interests in, GR&S or any Permitted Successor or any interest therein may be transferred to the spouse, children, grandchildren, nephews and nieces of GR&S, or to any trust for the benefit of one or more such persons (the foregoing collectively referred to as “Permitted Transferees”), provided that in each case the transferee of such shares or equity interests shall be subject to the same restrictions on further transfer as are contained in this Article VI; (including exceptions from such restrictions pursuant to this Section 6.4), and provided, further, that for a period of five (5) years from the date of this Agreement following each such transfer, if applicable, shall have the exclusive right to vote a number of shares of stock of GR&S and any Permitted Successor sufficient to elect their entire Board of Directors and to exclusively determine all matters submitted to shareholder vote; and

6.5 Transfer Permitted After Failure to Elect. In the event FBEC does not elect pursuant to Section 6.3 to exercise the purchase option specified therein, or in the event the closing for any purchase pursuant to Section 6.3 does not occur within the time limits specified therein, then the Transferor shall be free to transfer the exact portion of its Royalty Interest (or capital stock of GR&S, as the case may be) as was specified in the Notice of Transfer to the person or entity identified in the Notice of Transfer in exchange for the exact Purchase Price as was specified in the Notice of Transfer; provided, however, that the closing and consummation of such transfer shall occur on or before the earlier of (i) sixty (60) days from the date of the Notice of Transfer if no Notice of Election was given; or (ii) one hundred twenty (120) days from the date of the Notice of Election; and provided further that such transfer must comply with all other requirements of this Article VI. In the event such transfer is not so closed and consummated within such period, the purchase option granted to FBEC in Section 6.3 shall again be exercisable and the Transferor shall make no Transfer of any portion of its Royalty Interest (or capital stock in GR&S), or any right, title or interest therein, until he has again complied with all terms and provisions of this Article. In the event FBEC does not elect pursuant to Section 6.3 to exercise the purchase option contained therein and the Transferor makes a permitted Transfer in compliance with the terms and provisions of this Article, then the person or entity to whom such Royalty Interest (or capital stock of GR&S) is transferred shall nevertheless acquire such Royalty Interest (or capital stock) subject to the restrictions imposed on such Royalty Interest (or capital stock) under this Article VI as to further transfers of such Royalty Interest (or capital stock), and provided further that as a condition to such transfer any such transferee shall agree in writing to be bound by all terms and provisions of this Agreement.

6.6 Purchase Option on Bankruptcy of GR&S:

(a) For purposes of this Agreement, the term “Bankrupt” or “Bankruptcy” means, with respect to any person, a situation in which (i) such person shall file a voluntary petition in bankruptcy or shall be adjudicated as bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the present or future applicable Federal, state or other statute or law relating to bankruptcy, insolvency, or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such person or of all or any substantial part of its properties or its rights under this Agreement (the term “acquiesce”, as used in this definition, includes the failure to file a petition or motion to vacate or discharge any order, judgment or decree within twenty (20) days after entry of such order, judgment or decree); (ii) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such person seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future Federal Bankruptcy Act, or any other present or future applicable Federal, state or other statute or law relating to bankruptcy, insolvency, or other relief for debtors, and such person shall acquiesce in the entry of such order, judgment or decree or such order, judgment or decree shall remain unvacated and unstayed for an aggregate of thirty (30) days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such person or of all or any substantial part of its property or its rights under this Agreement shall be appointed without the consent or acquiescence of such person and such appointment shall remain unvacated and unstayed for an aggregate of thirty (30) days (whether or not consecutive); (iii) such person shall admit in writing its inability to pay its debts as they mature; (iv) such person shall give notice to any governmental body of insolvency or pending insolvency, or suspension or pending suspension of operations; or (v) such person shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors.

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(b) Options.

(i) Upon the Bankruptcy of GR&S, FBEC shall have an option to purchase all of the shares of capital stock of GR&S (and any Successor) the bankrupt at his Bankruptcy (the “Bankrupt”), and if such option is exercised, the Bankrupt’s estate (or legal representative, as the case may be), shall be obligated to sell to FBEC all of the shares of capital stock of GR&S (and any Successor) owned by the Bankrupt (the “Shares”).

(ii) In the event the Bankruptcy occurs, FBEC shall have an option to purchase the entire Royalty Interest owned by GR&S, and if such option is exercised, the Bankrupts’ estate (or legal representative, as the case may be), shall be obligated to cause GR&S to sell to FBEC all of the Royalty Interest owned by GR&S.

(c) Limitation. Notwithstanding any contrary provision of this Section 6.6, the purchase options granted to FBEC pursuant to this Section 6.6 shall not apply if, and to the extent, upon Bankruptcy , such Bankrupt person’s Shares are devised or transferred to one or more persons, all of whom are Permitted Transferees as defined in Sections 6.4(b) and 6.4(c).

(d) Exercise. The purchase options granted in this Section 6.6 are exercisable at any time within one hundred twenty (120) days from the date of qualification of the executor, administrator, trustee, personal representative or other legal representative (“Representative”) of the Bankrupt’s estate (the “Exercise Period”), and if not exercised within such time period shall lapse. FBEC shall exercise the options by written notice to the Representative of its election to exercise.

(e) Purchase Price. The purchase price to be paid for the Bankrupt’s Shares or GR&S’s Royalty Interest, as the case may be, shall be the Value thereof, determined as provided in Section 6.7 hereof. The purchase price to be paid by FBEC for the Royalty Interest or Shares purchased pursuant to this Section 6.6 shall be paid in cash or immediately available funds at Closing.

(f) Documentation. At the Closing of any purchase pursuant to this Section 6.6, the Representative or GR&S, as the case may be, shall execute and deliver to FBEC such documents, affidavits and instruments of conveyance and warranty as are reasonably necessary, in the opinion of counsel for FBEC, to transfer, convey and validly vest in FBEC good, marketable and absolute title to the Royalty Interest or Shares being purchased, free and clear of any lien, claim, pledge, security interest, or other encumbrance of any kind or character whatsoever.

(g) Closing. The Closing for any purchase pursuant to this Section 6.6 shall be held at the principal office of FBEC at a date and time mutually acceptable to FBEC and the Representative, provided that if they are unable to agree on a mutually acceptable date, the Closing shall be held sixty (60) days following final determination of Value pursuant to Section 6.7.

6.7 Value. For purposes of this Article VI only, the term “Value” shall mean the fair market value (i.e., the value at which a willing purchaser and a willing seller would, under normal circumstances, purchase and sell, both cognizant of all relevant factors, and neither being under a compulsion to buy or sell) of the Property in question, as of the date of the notice exercising any right to purchase or sell under this Agreement, determined in the following manner:

(a) Agreement. In the event a determination of Value is required, such determination shall be made by agreement in writing of GR&S or the Representative of a Bankrupt, as the case may be, (the “Seller”), on the one hand, and by FBEC (the “Purchaser”), on the other hand.

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(b) Procedure. If the persons specified in paragraph (a) of this Section 6.7 fail to agree in writing upon the Value of the property in question within thirty (30) days of the date of any notice given exercising any right to purchase (the “Agreement Period”), then the Value of such property shall be determined as follows, which determination shall be final, binding, and conclusive upon all persons affected by such determination:

(i) The Seller and the Purchaser shall agree upon a mutually acceptable appraiser within ten (10) days following the end of the Agreement Period, or, in the event such persons fail to so agree, two (2) appraisers shall be appointed within fifteen (15) days following the end of the Agreement Period, one by the Seller, and a second by the Purchaser. If the Seller, on the one hand, or the Purchaser, on the other hand, fail to appoint an appraiser within the fifteen (15) day time period specified herein, the sole appraiser appointed within such fifteen (15) day time period shall be the sole appraiser of the Value of the property in question. Each of the Seller and the Purchaser shall promptly provide notice of the name of the appraiser so appointed by such parties, respectively, to the other. A third appraiser, if the initial two appraisers are appointed, shall be appointed by the mutual agreement of the first two appraisers so appointed, or, if such first two appraisers fail to agree upon a third appraiser within twenty (20) days following the end of the Agreement Period, either the Seller or the Purchaser may demand that appointment of an appraiser be made by the then Director of the Regional Office of the American Arbitration Association located nearest to Tampa, Florida, in which event the appraiser appointed thereby shall be the third appraiser. Each of the three appraisers shall submit to each of the Seller and the Purchaser, within thirty (30) days after all appraisers have been appointed (the “Appraisal Period”), a written appraisal of the Value of the property in question.

(ii) In connection with any appraisal conducted pursuant to this Agreement, the parties hereto agree that any appraiser appointed hereunder shall be given full access during normal business hours to all books, records and files of the parties relevant to a valuation of the property in question.

(iii) If three appraisers are appointed, the Value of the property in question shall be equal to the numerical average of the three appraised determinations; provided, however, that if the difference between any two appraisals is not more than ten percent (10%) of the lower of the two, and the third appraisal differs by more than ten percent (10%) of the lower of the other two appraisals, the numerical average of such two appraisals shall be determinative.

(c) Qualifications. Any appraiser, to be qualified to conduct an appraisal hereunder, shall be an independent appraiser (i.e., not affiliated with the Seller or the Purchaser), who shall be reasonably competent as an expert to appraise the value of the property in question. If any appraiser initially appointed under this Agreement shall, for any reason, be unable to serve, a successor appraiser shall be promptly appointed in accordance with the procedures pursuant to which the predecessor appraiser was appointed.

(d) Time. Notwithstanding the foregoing, if the determination of the Value of the property in question by appraisal is not completed and all appraisal reports delivered as provided for herein within the Appraisal Period, then all closing, payment, and similar dates subsequent thereto shall be automatically extended one (1) day for each day delivery of the appraisal reports is delayed beyond the end of the Appraisal Period.

(e) Costs. The costs of the appraiser appointed by the Seller shall be borne by the Seller. The costs of the appraiser appointed by the Purchaser shall be borne by the Purchaser. The costs of the third appraiser, if any, or the sole appraiser, in the event the Seller and Purchaser mutually agree upon a single appraiser, shall be borne equally by the Seller and the Purchaser.

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ARTICLE VII

REPRESENTATIONS AND WARRANTIES

7.1 Representations and Warranties. GR&S represents and warrants to FBEC as follows:

(a) Organization and Standing. GR&S is a corporation duly organized and validly existing under the laws of the state of Calfiornia with its principal place of business at the address previously set forth in this Agreement and has the power and authority to carry on its businesses as presently conducted.

(b) Power and Authority. GR&S has all necessary power and authority, corporate and otherwise, to (i) conduct its businesses as presently conducted, (ii) execute and deliver this Agreement and all other agreements required to be executed and delivered pursuant to this Agreement, and (iii) consummate the transactions provided for herein and therein.

(c) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of GR&S, and this Agreement constitutes the valid and legally binding agreement of GR&S enforceable in accordance with the terms hereof.

(d) Conflicts; Defaults. Neither the execution and delivery of this Agreement by GR&S, nor the performance of its obligations hereunder, will violate, conflict with or constitute a default under, or result in the acceleration of any obligation under the Articles of Incorporation or Bylaws of GR&S, nor any indenture, mortgage, agreement, contract, lien, instrument, permit, deed, lease, order, judgment, decree or other restriction or agreement to which GR&S’s assets are bound, and will not constitute an event which, after notice or lapse of time or both, will result in such violation, conflict, default or acceleration. The execution and delivery of this Agreement by GR&S, and the performance by it of the transactions contemplated hereby, will not, except as specifically authorized herein, result in the creation or imposition of any liens or other rights, whether legal or equitable, in any third person or entity upon or against any of GR&S’s assets or against GR&S, and will not violate any law, judgment, decree, order, rule or regulation (collectively “Law”) of any governmental authority applicable to GR&S or its assets.

(e) Legal Proceedings. Except for personal injury claims resulting from the operation of the Formula in the ordinary course of business, there is no litigation, action, suit, investigation, claim or proceeding (collectively “Litigation”) pending or, to their best knowledge, threatened against GR&S or affecting GR&S’s assets or the System. To the best knowledge of GR&S, no condition, event, fact or circumstance exists which could give rise to such Litigation.

(f) Consents. With respect to the transaction contemplated by this Agreement, no consent, waiver, approval or authorization of or declaration or filing with, any governmental agency or authority or other public persons or entities is required in connection with execution or delivery by GR&S of this Agreement or the consummation by GR&S of the transactions contemplated hereby, the failure of which to be obtained would have a material adverse effect on the ability of GR&S to consummate the transactions contemplated hereby.

(g) Ownership of GR&S. Tyler Strause and Linda Strause are the sole shareholders and sole directors of GR&S.

(h) Miscellaneous. No representation or warranty by GR&S under this Agreement and no statement made by GR&S in any closing document delivered pursuant to this Agreement contains or will contain any untrue statement of a material adverse fact or omits or will omit to state a material adverse fact necessary to make any such representation or warranty or statement not misleading.

7.2 Representations and Warranties. FBEC represents and warrants to GR&S as follows:

(a) Organization and Standing. FBEC is a corporation duly organized and existing in good standing under the laws of the State of Wyoming; and has all necessary power to own its property and to carry on its business as presently conducted.

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(b) Power and Authority. FBEC has all necessary power and authority, corporate and otherwise, to (i) conduct their businesses as presently conducted, (ii) execute and deliver this Agreement and all other agreements required to be executed and delivered pursuant to this Agreement, and (iii) consummate the transactions provided for herein and therein.

(c) Due Authorization. The execution and delivery of this Agreement, and the consummation of the transactions provided for herein, have been duly authorized by all necessary corporate action on the part of FBEC. This Agreement constitutes the legally binding agreement of FBEC, enforceable in accordance with its terms.

(d) Conflicts; Defaults. Neither the execution and delivery of this Agreement nor the consummation of any transaction herein contemplated is an event which of itself, or with the giving of notice or the passage of time, or both, would constitute a violation of, conflict with or result in a breach of, or constitute a default under the Articles of Incorporation or Bylaws of FBEC or any of the terms, conditions or provisions of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, or other restriction or agreement or instrument to which FBEC or any subsidiary or affiliate of FBEC is now a party or by which it is bound, or result in the creation or imposition of any lien, charge or encumbrance of any kind upon the property or assets of FBEC or any subsidiary or affiliate of FBEC pursuant to the terms of any such agreement or instrument.

(e) Consents. With respect to the transactions contemplated by this Agreement, no consent, waiver, approval, license or authorization of, or declaration or filing with, any governmental agency or authority or other public persons or entities is required in connection with execution or delivery by FBEC of this Agreement or the consummation by FBEC of the transactions contemplated hereby, the failure of which to be obtained would have a material adverse effect on the ability of FBEC to consummate the transactions contemplated hereby.

(f) Miscellaneous. No representation or warranty by FBEC under this Agreement and no statement made by FBEC in any closing document delivered pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make any such representation or warranty or statement not misleading.

ARTICLE VIII

SURVIVAL, INDEMNIFICATION AND REMEDIES

8.1 Survival of Representations and Warranties. All representations, warranties and covenants made or given by the parties in this Agreement shall survive the consummation of all transactions contemplated herein, and shall continue in force throughout the term of this Agreement.

8.2 Indemnification by GR&S. GR&S shall be obligated, jointly and severally, to indemnify FBEC, and hold FBEC harmless from, and reimburse FBECfor, any and all claims, loss, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees, court costs (whether at trial or appeal, in arbitration, or otherwise) and the costs and expenses of investigation (collectively, “Liability” or “Liabilities,” as appropriate), incurred by FBEC and which arise out of or in connection with: (i) any breach by GR&S of any representation or warranty made by GR&S and contained in this Agreement.; or (ii) any failure by GR&S to perform any covenant or agreement of GR&S under this Agreement.

8.3 Indemnification by FBEC. FBEC shall indemnify GR&S against, hold GR&S harmless from, and reimburse GR&S for, any and all Liabilities, as defined in Section 8.2 hereof, incurred by GR&S and which arise out of or in connection with: (i) any breach by FBEC of any representation or warranty of FBEC contained in this Agreement; or (ii) any failure by FBEC to perform any covenant or agreement of FBEC contained in this Agreement.

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8.4 Indemnification Procedures. In case any claim or proceeding (including, without limitation, any claim, investigation or proceeding by any governmental authority) shall be instituted affecting any indemnified person in respect of which indemnity will be sought pursuant to Section 8.2 or Section 8.3 hereof, such indemnified person shall promptly (considering the circumstances) notify the indemnifying person in writing, and the indemnifying person, within thirty (30) days following such notification from the indemnified person, shall retain counsel reasonably satisfactory to the indemnified person (which satisfaction shall not be unreasonably delayed, withheld or conditioned) to represent the indemnified person and any others the indemnifying person may designate in such proceeding, and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified person shall have the right to retain its own counsel, but the fees and disbursements of such counsel shall be at the expense of such indemnified person unless: (i) the indemnifying person shall have failed to retain counsel for the indemnified person as required herein; or, (ii) counsel retained by the indemnifying person for the indemnified person would be inappropriate due to actual or potential differing interests between such indemnified person and any other person represented by such counsel in such proceeding. It is understood that the indemnifying person shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and disbursements of more than one separate firm qualified in such jurisdiction to act as counsel for the indemnified person. The indemnifying person shall not be liable for any settlement of any proceeding effected without its written consent, but, if settled with such consent, or upon a final judgment for the plaintiff, the indemnifying person shall, to the extent required pursuant to the terms of this Article VII, indemnify the indemnified person from and against any and all Liabilities by reason of such settlement or judgment. The indemnified person shall also have the right to consent in writing in advance of any such settlement, but such consent shall not be unreasonably withheld. If any third-party claim is made for which indemnification is asserted hereunder (a “Third-Party Claim”), or in the event any claim for indemnification is made directly by one party against the other (a “Direct Claim”), in the event such Third-Party Claim or Direct Claim is unsuccessful, the party against whom such claim for indemnification is made shall be entitled to recover from the party claiming a right to indemnification all Liabilities incurred by the party against whom such claim for indemnification is made in the defense of such Third-Party Claim or Direct Claim for indemnification. No pre-proceeding settlement of any item which will give rise to a claim for indemnification hereunder shall be effected in the absence of the prior written consent of the indemnifying person, which consent shall not be unreasonably withheld.

8.5 Remedies.

(a) The parties agree that the remedies available for any breach, default or invalidity or unenforceability of any representation, warranty, covenant or agreement contained in this Agreement shall be limited to one or more of: (i) monetary damages, (ii) declaratory relief, (iii) specific performance or (iv) other injunctive relief. Except in the case of actions seeking a declaration that this Agreement is terminated in accordance with the terms of Section 9.1, in no event shall FBEC be entitled to a remedy which allows FBEC to retain ownership of the System but terminates the obligation to pay royalties as provided in Article III (however, an offset of damages against royalties due or to become due shall be allowed). In no event shall GR&S be entitled to a remedy which divests FBEC of ownership of the System or any element thereof, or which imposes any significant limitation on FBEC’s absolute ownership rights to the System, or which grants any GR&S or any third party any rights to use the System or elements thereof, except for GR&S’s reversion rights under this Section 8.5.

(b) The parties acknowledge and agree that GR&S’s transfer and conveyance of the System to FBEC pursuant to Article II hereof constitutes the sole consideration for FBEC’s (and its successors and assigns) obligations to pay royalties pursuant to Article III hereof. In accordance with the foregoing, from and after the date of this Agreement, FBEC’s obligations to pay royalties pursuant to Article III hereof shall in no respect be conditioned upon the performance by GR&S of any further act; and all obligations and covenants of GR&S hereunder constitute covenants and agreements that are independent of FBEC’s obligations to pay royalties pursuant to Article III hereof (subject to FBEC’s right of offset referred to in (c) below).

(c) In furtherance of the foregoing, in the event that notwithstanding the express intention and agreement of the parties as set forth herein, FBEC or any trustee for FBEC in bankruptcy or other representative, successor or assign of FBEC should ever obtain any court order, judgment, or ruling in any bankruptcy, receivership or other insolvency proceeding of which FBEC is the subject, or any other proceeding, permanently terminating FBEC’s obligation to pay royalties when and as due pursuant to Article III hereof (but not including any temporary abatement during violation of non-competition covenants or as offset against damages), including as a result of a rejection of this Royalty Agreement as an executory contract or a discharge of such obligations or otherwise, the System, and all ownership rights therein shall immediately revert to and become the property of GR&S and FBEC or such other party shall immediately take all steps necessary to effect such retransfer and reconveyance.

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(d) If Licensor shall be delinquent in the payment of any amount (excluding bona fide amounts in controversy) (and not including any temporary abatement by reason of offset during violation of non-competition covenants or as offset against other damages) payable under Article III hereof for more than six months and either (i) Licensor or any of its Affiliates has granted to any party any interest in any revenues or assets of FBEC, or otherwise prevents GR&S’s realization of, GR&S’s rights to receive royalties under Article III as due under this Agreement (excluding a mortgage, security interest or other encumbrance with respect to debt-financed assets (other than the System and elements thereof) which is granted to the lender who provided the funds to acquire such assets) or (ii) Licensor fails to commence and thereafter diligently pursue the termination of all license, franchise or other rights to use the System of any party that is three months or more delinquent in payment of royalties due from it (other than immaterial delinquencies resulting from miscalculations or oversights made in good faith), then in either such event the System and all ownership rights therein shall immediately revert to and become the property of GR&S, and FBEC or such other party shall immediately take all steps necessary to effect such retransfer and reconveyance.

(e) FBEC will cooperate with GR&S and take such actions as GR&S shall reasonably request to grant and perfect a security interest to GR&S to secure its reversionary interest in the System as specified in this Section 8.5.

8.6 Failure to Develop System. If (i) FBEC or any of its Affiliates publicly states that it intends to increase the number of Formula or (ii) during any twelve consecutive calendar months, additional new Formula become subject to the payment of royalties hereunder to utilize this Section 8.6 shall be applicable to any of the activities permitted under this Section 8.6.

ARTICLE IX

TERMINATION; CONVERSION

9.1 Term. The term of this Agreement shall commence upon execution of this Agreement and shall continue in full force and effect until termination. This Agreement shall terminate upon the first to occur of: (i) agreement of FBEC and GR&S (or their respective successor in interest) to terminate this Agreement or (ii) conversion of GR&S’s royalty rights pursuant to Section 9.2. Upon termination of this Agreement as a result of conversion of GR&S’s royalty rights pursuant to Section 9.2, FBEC shall retain all ownership rights to the System, and all other obligations of the parties under this Agreement shall terminate (including all obligations to pay royalties) except for obligations which by their express terms continue in force beyond expiration or termination of this Agreement.

9.2 Conversion. In the event FBEC, or any successor to FBEC as owner of the System, determines to make an initial public offering of any class of its capital stock pursuant to a registration statement filed under the Securities Act of 1933, as amended (or any successor law), FBEC (or its successor) shall give prompt written notice thereof to GR&S and shall provide GR&S with such information as is then available to FBEC regarding the terms of the proposed offering.

At such meeting, FBEC, GR&S and the managing underwriter shall attempt in good faith to establish the value of GR&S’s royalty rights immediately prior to the proposed offering. For a period of five business days following such meeting, GR&S shall have the right (but not the obligation), exercisable by written notice which must be received by FBEC prior to 5:00 p.m. eastern time on the fifth business day, to convert its royalty rights under this Agreement into newly issued capital stock of FBEC (or its successor) of the same class as is to be sold in the proposed initial offering. GR&S shall receive a number of shares of capital stock which have a value (based on the proposed initial offering price to the public) equal to the value of GR&S’s royalty rights as agreed upon by the parties, subject to no commission or other deduction.

This conversion option is a one-time only option available only in connection with FBEC’s (or its successor’s) initial public offering of any class of capital stock. If not timely exercised as provided in the preceding paragraph this conversion option shall forever lapse.

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ARTICLE X

MISCELLANEOUS

10.1 Severability. Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant or provision hereof. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event such a limiting construction is impossible, such invalid or unenforceable provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

10.2 Consents. Whenever any party’s consent is required under this Agreement, such consent (unless otherwise specifically provided herein) shall not be unreasonably withheld, delayed or conditioned.

10.3 Good Faith. The parties hereto covenant to deal with each other fairly and in good faith.

10.4 Notices. Any notice, request, instruction or other document to be given hereunder by any party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, to:

FBEC:	FBEC Worldwide, Inc.
1621 Central Avenue
Cheyenne, WY 82001

GR&S:	G. Randall & Sons, Inc.
2069 Coast Blvd
Del Mar CA 92014

10.5 Expenses. All expenses of the preparation of this Agreement and of the transactions provided for herein, including, without limitation, counsel fees, accounting fees, sales taxes, recording fees, investment advisors’ fees and disbursements, shall be borne by the respective parties incurring such expense, whether or not such transactions are consummated.

10.6 Entire Agreement. A CONTRACT IN WHICH THE AMOUNT INVOLVED EXCEEDS FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) IN VALUE IS NOT ENFORCEABLE UNLESS THE AGREEMENT IS IN WRITING AND SIGNED BY THE PARTY TO BE BOUND OR BY THAT PARTY’S AUTHORIZED REPRESENTATIVE. THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE DETERMINED SOLELY FROM WRITTEN AGREEMENTS, DOCUMENTS AND INSTRUMENTS, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO SUCH WRITINGS. THIS AGREEMENT (AS AMENDED IN WRITING FROM TIME TO TIME), REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. THIS PARAGRAPH IS INCLUDED HEREIN PURSUANT TO THE CALIFORNIA BUSINESS AND COMMERCE CODE, AS AMENDED FROM TIME TO TIME.

10.7 Language Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any concerns are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

10.8 Modification; Waiver. This Agreement shall not be modified except by an instrument in writing duly signed on behalf of the party against whom enforcement of such modification is sought. No waiver of any provision of this Agreement shall be effective unless in writing and similarly signed, nor shall any failure of any party to enforce any right or remedy hereunder be deemed a waiver of such right or remedy for the future in the same or any situation.

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10.9 Captions. Captions have been inserted in this Agreement for reference only and shall not limit or otherwise affect any of its terms and provisions.

10.10 Enforcement. In the event it becomes necessary for any party to institute legal proceedings or to retain the services of an attorney to enforce, interpret or construe any provision hereof, the prevailing party shall be entitled to collect from the non-prevailing party, in addition to other remedies, all costs of such enforcement or legal proceedings, including reasonable attorneys’ fees and including appellate proceedings, regardless of whether suit is filed.

10.11 Counterparts. This Agreement may be executed concurrently in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

10.12 Governing Law. This Agreement and its performance shall be governed and construed in accordance with the laws of the State of California, without giving effect to the principles or comity or conflicts of law thereof.

10.13 Jurisdiction and Venue. The parties agree that jurisdiction and venue for any legal proceedings instituted in connection with this Agreement shall lie in the state and federal courts having jurisdiction over Nevada County, California, and each waives the claim or defense that such courts constitute an inconvenient forum; provided, that such jurisdiction and venue shall not be exclusive.

10.14 Joint and Several Obligation of Outback. By its execution of this Agreement, FBEC agrees to be jointly and severally liable for the full and timely performance of each and every obligation and liability of hereunder, and FBEC may enforce such obligation.

10.15 Parties Bound. This Agreement shall be binding upon and inure to the benefit of, the parties hereto and their respective successors, permitted assigns, heirs, personal representatives and administrators.

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement as of the day and year first written above.

/s/ Linda Strause	June 29, 2015
Linda Strause, Ph.D. Vice President	Date
G. Randall & Sons, Inc.

/s/ Robert S. Sand	June 29, 2015
Robert S. Sand, Cairman and CEO	Date
FBEC Worldwide Inc.

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